                                                                    Exhibit 99.1




(TRANSACT LOGO)

                          TRANSACT TECHNOLOGIES REPORTS
                           SECOND QUARTER 2004 RESULTS

                          RAISES FULL YEAR EPS GUIDANCE

            - Second quarter 2004 net revenue increased to $14.7 million, 10% year-over-year growth

            - Gross margin improved to 38% in the second quarter of 2004 versus 31% in the second quarter of 2003

            - Operating margin increased to 16% in the second quarter of 2004 versus 10% in second quarter of 2003

            - EPS increases 100% year over year to $0.14 per diluted share versus guidance of $0.11 to $0.13 per diluted share

            - Raises full year EPS guidance to $0.53 to $0.55 per diluted share

Wallingford, CT, July 26, 2004 - TransAct Technologies Incorporated (Nasdaq:
TACT), a leading producer of transaction-based printers for customers worldwide, today announced financial results for the second quarter ended June 30, 2004.

Net revenue for the second quarter ended June 30, 2004 increased 10% to $14.7 million, from $13.4 million in the same period a year ago. The growth was led by the POS and banking market with revenue in this market increasing 30% in the second quarter of 2004 over the second quarter of 2003. The continued rollout of TransAct's BANKjet(R)1500 inkjet printers at financial institutions helped drive sales in the POS and banking market. Sales grew in the gaming portion of the Company's gaming and lottery market led by a 27% increase in casino printer sales related to the continued adoption of ticket-in/ticket-out (TITO) printers. The Company also benefited from increased sales in its services, spare parts and consumables business compared to the year ago period.

Net income in the second quarter of 2004 increased 86% to $1.5 million or $0.14 per diluted share, compared to $787,000 or $0.07 per diluted share, in the second quarter of 2003. The per share data in both the second quarter of 2004 and 2003 has been adjusted to reflect the three-for-two stock split of the Company's common stock distributed in April 2004.

Revenues for the six months ended June 30, 2004 increased 33% to $29.8 million, compared to $22.4 million in the same period a year ago. The Company achieved net income for the first half of 2004 of $2.8 million compared to net income of $589,000 in the comparable year ago period. Earnings per share for the first half of 2004 were $0.27 per diluted shared compared to $0.04 per diluted share a year ago. The per share data in both periods reflect the three-for-two stock split of the Company's common stock distributed in April 2004. The per share amounts for both the second quarter and the six months ended June 30, 2003 have been revised from previously reported per share amounts as a result of the application of new accounting guidance requiring the allocation of net income to both common and participating preferred stock for purposes of computing earnings per common share.

Bart C. Shuldman, Chairman, President and Chief Executive Officer of TransAct Technologies, said, "We really feel great about the momentum in our business as evidenced by the 100% year-over-year growth we achieved in earnings per share. In fact, our results would have actually been even stronger if not for a shift in the timing of orders from GTECH from the second quarter to the fourth quarter of 2004 and into the first quarter of 2005. Sales of our casino printers continue to increase led by demand related to the ongoing rollout of ticket-in/ticket out printers at casinos worldwide. Sales in our point of sale and banking market also remain strong, bolstered by demand from financial institutions for our BANKjet(R) printer and increased interest in our new KITCHENjet(R) 1000 inkjet printer and our new iTherm(R) 280 thermal printer."

Steven A. DeMartino, Executive Vice President and Chief Financial Officer of TransAct Technologies, commented, "We continue to focus on further improvement of our operating metrics as we leverage our operating costs and improve efficiencies throughout our organization. Our efforts, as well as favorable product mix, resulted in gross margin expanding to 38% in the second quarter of 2004 from 31% in the year ago period and 36% in the first quarter of 2004. Importantly, our operating margin increased to 16% in the second quarter of 2004 from 10% in the year ago period and 14% in the first quarter of 2004. We further strengthened our balance sheet, with our cash position increasing to over $5 million at the end of the second quarter. Finally, we added approximately $3.9 million to shareholders' equity as a result of the conversion of our preferred stock into common stock. The conversion will result in a cash savings of approximately $300,000 a year, as we are no longer required to make dividend payments that were associated with the preferred shares."

LOOKING FORWARD

Shuldman commented, "We are pleased to report to our shareholders that we are raising our earnings per share guidance for the full year 2004. We now expect to achieve earnings per diluted share of approximately $0.53 to $0.55, up from our previous guidance of $0.49 to $0.52 per diluted share, on revenues of approximately $62 million to $64 million. This compares to earnings of $0.13 per diluted share on a post stock-split basis, and revenues of $52.1 million for the full year 2003. For the third quarter of 2004, we expect earnings per diluted share of approximately $0.12 to $0.13 on revenues of approximately $15 million. We now expect our fourth quarter to be our strongest quarter, as GTECH shifted a significant portion of its forecast for thermal lottery printers from the second and third quarters of 2004 into the fourth quarter. While we are increasing our guidance for the year, our projections for both the third and fourth quarters of 2004 include additional costs relating to our implementation of Section 404 of Sarbanes Oxley and our decision to apply for relisting on the Nasdaq National Market from the Nasdaq SmallCap Market."

INVESTOR CONFERENCE CALL / WEBCAST DETAILS

TransAct will review detailed second quarter 2004 results and forward guidance on Monday, July 26 at 5PM EDT. The conference call-in number is 973-582-2706. A replay will be available from 8PM EDT on July 26 through 12AM EDT, August 2. The replay number is 973-341-3080. The confirmation number is 4964950. Investors can access the conference call via a live webcast on the Company's website at www.transact-tech.com. A replay of the call will be archived on that website for one week.

ABOUT TRANSACT TECHNOLOGIES INCORPORATED

TransAct (Nasdaq: TACT) designs, develops, manufactures and markets transaction-based printers under the ITHACA(R) and MAGNETEC(R) names. In addition, the Company markets related consumables, spare parts and service. The Company's printers are used worldwide to provide receipts, tickets, coupons, register journals and other documents. TransAct focuses on two core markets: point-of-sale (POS) and gaming and lottery. TransAct sells its products to original equipment manufacturers, value-added resellers and selected distributors, as well as directly to end-users. The Company's product distribution spans across the Americas, Europe, the Middle East, Africa, the Caribbean Islands and the South Pacific. For further information, visit TransAct's web site located at www.transact-tech.com.

CONTACTS:

Steve DeMartino, Chief Financial Officer, 203-269-1198 Ext. 6059 or David Pasquale, 646-536-7006, or Moon Lee, 646-536-7001, both with The Ruth Group

                                      # # #

FORWARD-LOOKING STATEMENTS:

The Company's forward-looking statements in this press release are subject to a number of risks and uncertainties. Risks and uncertainties include, but are not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; introduction of new products into the marketplace by competitors; successful product development; dependence on significant customers; dependence on third parties for sales outside the United States, including Australia and New Zealand; economic and political conditions in the United States, Australia, New Zealand, Europe and Latin America; marketplace acceptance of new products; risks associated with foreign operations; availability of third-party components at reasonable prices; and the absence of price wars or other significant pricing pressures affecting the Company's products in the United States or abroad. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

                                - TABLES FOLLOW -

                       TRANSACT TECHNOLOGIES INCORPORATED
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

                                                    Three months ended                Six months ended
  (In thousands, except per share amounts)               June 30,                         June 30,
                                                 -----------------------          -----------------------
                                                   2004           2003              2004           2003
                                                 --------       --------          --------       --------
  Net sales                                      $ 14,694       $ 13,378          $ 29,769       $ 22,390
  Cost of sales                                     9,077          9,166            18,734         15,737
                                                 --------       --------          --------       --------

  Gross profit                                      5,617          4,212            11,035          6,653
                                                 --------       --------          --------       --------

  Operating expenses:
     Engineering, design and product
      Development                                     548            545             1,162          1,107
     Selling and marketing                          1,218          1,264             2,580          2,308
     General and administrative                     1,563          1,119             2,895          2,218
                                                 --------       --------          --------       --------
                                                    3,329          2,928             6,637          5,633
                                                 --------       --------          --------       --------

  Operating income                                  2,288          1,284             4,398          1,020
                                                 --------       --------          --------       --------

  Other income (expense):
     Interest, net                                     (2)           (76)              (12)          (122)
     Other, net                                         2            (26)               (1)           (26)
                                                 --------       --------          --------       --------
                                                        0           (102)              (13)          (148)
                                                 --------       --------          --------       --------

  Income before income taxes                        2,288          1,182             4,385            872
  Income tax provision                                823            395             1,578            283
                                                 --------       --------          --------       --------

  Net income                                     $  1,465       $    787             2,807            589
                                                 ========       ========          ========       ========

  BASIC EARNINGS PER SHARE
    Net income                                   $  1,465       $    787          $  2,807       $    589
                                                 ========       ========          ========       ========
    Income available to common shareholders         1,421            641             2,578            367
                                                 ========       ========          ========       ========
    Shares used in per share calculation            9,620          8,606             9,292          8,559
    Basic earnings per share                     $   0.15       $   0.07          $   0.28       $   0.04

  DILUTED EARNINGS PER SHARE
    Net income                                   $  1,465       $    787          $  2,807       $    589
                                                 ========       ========          ========       ========
    Income available to common shareholders         1,465            641             2,807            367
                                                 ========       ========          ========       ========
    Shares used in per share calculation           10,597          9,070            10,541          8,845
    Diluted earnings per share                   $   0.14       $   0.07 a        $   0.27       $   0.04 a

  a Adjusted for adoption of EITF 03-06 "Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings Per Share", which requires the two-class method of computing earnings per share. The two-class method is an earnings allocation formula that determines earnings per share for common stock and participating securities based upon an allocation of earnings as if all of the earnings for the period had been distributed in accordance with participation rights on undistributed earnings. Since the Company's preferred stock was converted to common stock in April 2004, there is no impact on 2004 earnings per share.

                   SUPPLEMENTAL INFORMATION - SALES BY MARKET:

                                   Three months ended         Six months ended
                                        June 30,                  June 30,
                                  --------------------      --------------------
                                    2004         2003         2004         2003
                                  -------      -------      -------      -------
  Point of sale and banking       $ 6,275      $ 4,808      $13,160      $ 9,139
  Gaming and lottery                8,419        8,570       16,609       13,251
                                  -------      -------      -------      -------
    Total net sales               $14,694      $13,378      $29,769      $22,390
                                  =======      =======      =======      =======

                       TRANSACT TECHNOLOGIES INCORPORATED
                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                               JUNE 30,     December 31,
  (In thousands)                                                 2004           2003
                                                               --------       --------
  ASSETS:
  Current assets:
     Cash and cash equivalents                                 $  5,011       $    498
     Receivables, net                                             8,395          9,074
     Inventories                                                  8,682          8,061
     Deferred tax assets                                          2,340          2,340
     Other current assets                                           249            509
                                                               --------       --------
       Total current assets                                      24,677         20,482
                                                               --------       --------

  Fixed assets, net                                               3,245          3,607
  Goodwill, net                                                   1,469          1,469
  Deferred tax assets                                               684            684
  Other assets                                                      105            119
                                                               --------       --------
                                                                  5,503          5,879
                                                               --------       --------
     Total assets                                              $ 30,180       $ 26,361
                                                               ========       ========

  LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
  SHAREHOLDERS' EQUITY:
  Current liabilities:
     Current portion of term loan                              $     --       $     90
     Accounts payable                                             3,370          3,288
     Accrued liabilities                                          3,100          2,892
     Accrued restructuring expenses                                 480            480
     Accrued patent license fees                                    442            408
     Deferred revenue                                             1,617          1,537
                                                               --------       --------
       Total current liabilities                                  9,009          8,695
                                                               --------       --------

  Long-term portion of term loan                                     --            330
  Long-term portion of accrued restructuring                      1,424          1,645
  Long-term portion of accrued patent license fees                   --            750
  Accrued product warranty                                          145            169
  Deferred revenue                                                  544            523
                                                               --------       --------
                                                                  2,113          3,417
                                                               --------       --------
     Total liabilities                                           11,122         12,112
                                                               --------       --------

  Redeemable convertible preferred stock                             --          3,902
                                                               --------       --------

  Shareholders' equity:
     Common stock                                                    68             60
     Additional paid-in capital                                  15,547          8,441
     Retained earnings                                            4,461          1,769
     Unamortized restricted stock compensation                   (1,129)           (30)
     Accumulated other comprehensive income                         111            107
                                                               --------       --------
       Total shareholders' equity                                19,058         10,347
                                                               --------       --------
                                                               $ 30,180       $ 26,361
                                                               ========       ========